Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports July Sales Of $232.8 Million;

Same Store Sales Decrease 7%

Updates Second Quarter EPS Guidance

Pittsburgh, PA - August 7, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended August 2, 2008 decreased slightly to $232.8 million, compared to $233.9 million for the four weeks ended August 4, 2007. Comparable store sales decreased 7% for the month, compared to a 6% decrease for the same period last year.

Total sales for the second quarter ended August 2, 2008 decreased 2% to $688.8 million, compared to $703.2 million for the quarter ended August 4, 2007. Comparable stores sales decreased 9% for the 13 week period compared to the same 13 week period last year.

Total sales for the 26 weeks ended August 2, 2008 increased 1% to $1.329 billion, compared to $1.316 billion for the 26 weeks ended August 4, 2007. Comparable stores sales decreased 7% for the year-to-date period compared to the same 26 week period last year.

Reflecting July sales results, the company expects second quarter EPS to be $0.28, compared to $0.37 per share last year. The company's previous second quarter earnings guidance was $0.28 to $0.30 per share.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 875 stores in 50 states, the District of Columbia and Puerto Rico, and 76 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than sixty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 81 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous.  MARTIN + OSA currently operates 22 stores. For additional information and updates, visit www.martinandosa.com.

The company plans to launch a children's apparel brand, 77kids by american eagle, offering on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300